UNITED STATES
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SCHEDULE 14A
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Oshkosh Corporation

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O S H K O S H   C O R P O R A T I O N

F O R I M M E D I A T E R E L E A S E

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Oshkosh Corporation to Nominate Annette Clayton for Election to Board of Directors
OSHKOSH, Wis. (Mar. 18, 2024) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today announced that its Board of Directors will nominate Annette Clayton, chairwoman and former president and chief executive officer of Schneider Electric North America, for election to the Oshkosh Board at the Company’s 2024 Annual Meeting of Shareholders.

“The Oshkosh Board is pleased to nominate Annette, a proven chief executive in the industrial, energy management and technology sectors, for election to our Board,” said Stephen D. Newlin, chairman of the board of Oshkosh. “Annette will bring valuable insights and considerable, relevant expertise to the Board as Oshkosh continues to execute its strategic priorities for the benefit of all shareholders.”

Ms. Clayton, 60, is the chairwoman and former president and chief executive officer of Schneider Electric North America, the largest operating region of Schneider Electric, a multinational firm specializing in energy management and industrial automation solutions. Prior to Schneider Electric, Ms. Clayton served in various leadership positions with Dell, including as vice president of global operations. She previously served in senior management roles with General Motors Corporation, including as president of Saturn Corporation. Ms. Clayton currently serves as a director of NXP Semiconductors N.V. (NASDAQ: NXPI), Duke Energy Corporation (NYSE: DUK) and Nordson Corporation (NASDAQ: NDSN). In addition, she sits on the boards of the National Association of Manufacturers and the National Electrical Manufacturers Association.

The Company also announced that the Oshkosh Board, on the recommendation of the Board’s Governance Committee, determined not to nominate John Shiely for re-election at the Company’s 2024 Annual Meeting. Mr. Shiely’s term will expire at the Annual Meeting.

Oshkosh Corporation is an industrial technology company dedicated to making a difference in people’s lives. For more information on Oshkosh innovation, please visit Oshkoshcorp.com.

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About Oshkosh Corporation
At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 17,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Hinowa, Power Towers, Pierce®, MAXIMETAL, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, Oshkosh® AeroTech™ and Pratt Miller. For more information, visit www.oshkoshcorp.com.
®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Forward Looking Statements
This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions, and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

Additional Information and Where to Find It
This release relates to the election of directors at the Company's 2024 Annual Meeting of Shareholders and may be deemed to be solicitation material in respect of such election. The election of Ms. Clayton as a director of the Company will be solicited by the Board and management. The Company intends to file a definitive proxy statement (the “Definitive Proxy Statement”) with respect to the Annual Meeting. Before making any voting decision, investors and security holders are urged to read the Definitive Proxy Statement and all other relevant documents filed or that will be filed with the SEC in connection with the Annual Meeting as they become available because they will contain important information about the Annual Meeting and related matters.

The Company, its directors and certain of its executive officers and other agents may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the 2024 Annual Meeting. Information regarding the names of the Company’s directors, nominees and executive officers and their respective interests in the Company will be set forth in the Definitive Proxy Statement and accompanying solicitation materials.

Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s website at www.sec.gov and on the Company’s investor relations web page at www.oshkoshcorp.com.